Exhibit 99.6

[LOGO] KPMG

                      KPMG LLP
                      Suite 2000
                      355 South Grand Avenue
                      Los Angeles, CA 90071-1568





                         Independent Accountants' Report

The Board of Directors and Stockholder
Option One Mortgage Corporation:

We have examined management's assertion, included in the accompanying management assertion, that Option One Mortgage Corporation complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2005. Management is responsible for Option One Mortgage Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, including examining, on a test basis, evidence about Option One Mortgage Corporation's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Option One Mortgage Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Option One Mortgage Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated in all material respects.

                                  /s/ KPMG LLP

Los Angeles, California
February 28, 2006

          KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.

[LOGO](R) OPTION ONE                                        [LOGO] H&R BLOCK(R)
          MORTGAGE
an H&R BLOCK company

                              Management Assertion

As of and for the year ended December 31, 2005, Option One Mortgage Corporation Complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, Option One Mortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amounts of $70,000,000 and $10,000,000, respectively.



/s/ Robert E. Dubrish
--------------------------------------------
Robert E. Dubrish, Chief Executive Officer


/s/ William L. O'Neill
--------------------------------------------
William L. O'Neill, Chief Financial Officer


/s/ Matthew A. Engel
--------------------------------------------
Matthew A. Engel, Controller


/s/ Fabiola Camperi
--------------------------------------------
Fabiola Camperi, Chief Servicing Officer


www.optiononeonline.com